Exhibit 99.1

Proteostasis Therapeutics Reports Fourth Quarter and Year-End 2016 Financial Results and Provides Corporate Update

PTI-801 Receives FDA Fast Track Designation; Phase 1 Study Underway

IND Submission for PTI-808 Planned for 2Q17

Phase 1 Study of PTI-428 Updated and Ongoing; Results Expected 2Q17

CAMBRIDGE, Mass. – March 30, 2017 – Proteostasis Therapeutics, Inc. (NASDAQ:PTI), a biopharmaceutical company developing small molecule therapeutics to treat diseases caused by dysfunctional protein processing such as cystic fibrosis (CF), today announced financial results for the fourth quarter and year ended December 31, 2016 and provided a corporate update.

“Today, CFTR modulator triple combinations represent the greatest promise for delivering maximum efficacy for the vast majority of CF patients and have become the central focus in a rapidly evolving clinical landscape,” said Meenu Chhabra, president and chief executive officer of Proteostasis Therapeutics. “Preclinical data suggest that Proteostasis’ proprietary triple combination solution of an amplifier (PTI-428), a corrector (PTI-801) and a potentiator (PTI-808) has the potential to demonstrate best-in-class efficacy because it is the only triple combination that addresses separate aspects of CFTR dysfunction in an entirely orthogonal manner from protein synthesis to processing to function. To realize this potential in an increasingly crowded clinical environment, we are pivoting our PTI-428 program to ex-U.S. clinical sites, initiating the clinical development of PTI-801 in regions where Orkambi is approved and expect to file an IND for PTI-808 in the second quarter. Our goal is to establish efficacy for PTI-428 and PTI-801 in an Orkambi population, and thus start the proof of concept study for our triple combination by the end of the year.”

Corporate Updates

PTI-428 – Fast Track-Designated CFTR Amplifier

To date, Proteostasis has reported preliminary safety, pharmacokinetic and exploratory biomarker data from both single and multiple ascending dose cohorts in its healthy volunteer trial of PTI-428. The drug was well tolerated and no drug-related SAEs were identified. Subjects who achieved a threshold concentration approximating EC70 had a two-fold increase in cystic fibrosis transmembrane conductance regulator (CFTR) mRNA and protein which returned to baseline in the follow-up period.

Based on this nasal biomarker data, preclinical studies, and study precedent for other CFTR modulator programs, the Company now aims to report preliminary data in the second quarter from at least 8 CF subjects from a cohort of stable Orkambi patients dosed with PTI-428 for 7 days followed by a 7-day follow-up period. After wash-out, these subjects will then be eligible to enroll in a 28-day dosing cohort. Initial data will include safety and pharmacokinetics (PK) as well as changes in CFTR mRNA, protein, sweat chloride and lung function as measured by forced expiratory volume in 1 second, or FEV1. Data from the 28-day dosing cohort is expected in the second half of 2017.

The delay in study timeline from first quarter to second quarter stems from a highly competitive clinical development environment in the U.S., including several recent CF study starts for investigational agents that, unlike PTI-428, have received Therapeutics Development Network (TDN) endorsement and ranking. The Company believes the TDN, the development arm of the Cystic Fibrosis Foundation Therapeutics, Inc., can play a key role in helping access U.S. study participants. The Company has an active IND with the U.S. Food and Drug Administration (FDA) for PTI-428 and, following deferred endorsement, continues discussions with the TDN on its review of PTI-428.

To ensure the continued, rapid development of PTI-428, the Company expects to focus substantial resources toward European clinical development. To this end, the Company has sought and received endorsement and prioritization in Europe by the Clinical Trial Network (CTN), which is the development network of the European Cystic Fibrosis Society. In addition, PTI-428 has been reviewed and approved for clinical study by the Medicines and Healthcare products Regulatory Agency (UK) and Health Canada.

PTI-801, PTI-808 and PTI-NC-733 – Second Generation Fast Track-Designated CFTR Corrector, Potentiator and Triple Combination Therapy

In the first quarter of 2017, Proteostasis filed an IND for its proprietary corrector, PTI-801, and is currently initiating a Phase 1 healthy volunteer study to assess its safety and PK. The Company also announced today that PTI-801 has received fast track designation from the FDA for the treatment of CF. Fast Track designation is designed to facilitate development and expedite review of new therapies that address unmet medical needs of patients with serious conditions. The designation offers various benefits, including more frequent interaction with the FDA, eligibility for Accelerated Approval or Priority Review, if relevant criteria are met, and the opportunity to submit a new drug application (NDA) on a rolling basis.

The Company plans for the Phase 1 trial, which will also investigate PTI-801 in CF patients, to run in U.S. and European sites and is working with both the TDN and CTN to review the study protocol for sanctioning. Subject to favorable results from the healthy volunteer arm, the Company expects data from patients stable on Orkambi who have been dosed with PTI-801 for 14 days in the second half of 2017.

Subject to filing an IND for PTI-808 in the second quarter of 2017, and positive results from its PTI-428 and PTI-801 programs, the Company aims to initiate a trial for our third CFTR modulator by the end of 2017. The PTI-808 Phase 1 study is expected to include SAD and MAD cohorts in healthy volunteers as well as co-administration of PTI-428 and PTI-801 and ascending doses of PTI-808, for the proprietary triple combination therapy PTI-NC-733 in CF patients homozygous for F508del who are not receiving Orkambi. The Company believes that PTI-NC-733 could represent a new standalone therapy for CF.

Personnel Updates

On March 8, 2017, the Board elected Brett Hagen, the Company’s Vice President of Finance, Controller, Assistant Treasurer and Principal Accounting Officer, to the additional position of Principal Financial Officer. Mr. Hagen, age 43, has been serving as our Controller since May 2016, Principal Accounting Officer since August 2016, Assistant Treasurer since October 2016, Vice President of Finance since February 2017 and Principal Financial Officer since March 2017. Previously, Mr. Hagen served as the controller for BIND Therapeutics, Inc. (NASDAQ: BIND), Vice President, Finance/Segment Controller of Boston Private Financial Holdings (NASDAQ: BPFH), Manager of SEC Financial Reporting and Technical Account of The Princeton Review, Controller of BioProcessors Corporation and held a number of positions at PricewaterhouseCoopers LLP. He received a B.A. from University of Minnesota, a Master in Accountancy from Wright State University and a M.S. in Finance from Suffolk University.

Fourth Quarter & Year End 2016 Financial Results

Proteostasis reported a net loss of approximately $37.2 million for the full year ended December 31, 2016, as compared to a net loss of $25.0 million for the prior year ended December 31, 2015. The Company reported a net loss of $9.4 million for the three months ended December 31, 2016, as compared to a net loss of $5.6 million for the three months ended December 31, 2015.

Research and development expenses were $34.0 million for the full year ended December 31, 2016, as compared to $22.5 million for the prior year ended December 31, 2015. Research and development expenses for the three months ended December 31, 2016 were $10.5 million, as compared to $5.8 million for the same period in the prior year. The increase was due to costs incurred in advancing the preclinical development and clinical trials of our CF program, including support for our Phase 1 clinical trials of PTI-428, which commenced during the first quarter of 2016.

General and administrative expenses for the full year ended December 31, 2016 were $11.9 million, as compared to $6.3 million for the prior year. General and administrative expenses for the three months ended December 31, 2016 were $3.2 million, as compared to $1.8 million for the same period in the prior year. The increase in G&A expense in these periods was due primarily to an increase in professional fees and personnel related costs.

Proteostasis ended the fourth quarter of 2016 with $85.5 million in cash, cash equivalents and investments.

Based on the Company’s current operating plan, the Company expects its cash, cash equivalents and short-term investments will be sufficient to fund its operating expenses and capital expenditures requirements through the second quarter of 2018.

About Proteostasis Therapeutics, Inc.

Proteostasis Therapeutics, Inc. is a biopharmaceutical company dedicated to the discovery of groundbreaking therapies to treat diseases caused by dysfunctional protein processing, such as cystic fibrosis (CF). Headquartered in Cambridge, MA, the Proteostasis Therapeutics team focuses on identifying therapies that modulate the proteostasis imbalance in cells and restore protein function. Proteostasis

Therapeutics is currently enrolling eligible adults with CF to participate in its Phase 1 clinical trials of PTI-428. In addition to its multiple programs in cystic fibrosis, Proteostasis Therapeutics has formed a collaboration with Astellas Pharma, Inc. to research and identify therapies targeting the Unfolded Protein Response (UPR) pathway. For more information, visit www.proteostasis.com.

Safe Harbor

To the extent that statements in this release are not historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “aim,” “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements made in this release include, without limitation, statements regarding the expected timing of the initiation of, patient enrollment in, data from, and our completion of, our clinical studies and cohorts for PTI-428, PTI-801, PTI-808 and our triple combination therapy candidate, PTI-NC-733, the timing of our expected IND filing for PTI-808, our cash forecast, and discussions with and endorsement by therapeutic development arms of CF patient advocacy groups.    Forward-looking statements made in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we therefore cannot assure you that our plans, intentions, expectations or strategies will be attained or achieved. Such risks and uncertainties include, without limitation, uncertainties inherent in the execution and completion of clinical trials (including, without limitation, the possibility FDA requires us to run additional cohorts sequentially), in the enrollment of CF patients in our clinical trials, in the timing of availability of trial data, in the actions of regulatory agencies, in endorsement, if any, by therapeutic development arms of CF patient advocacy groups, and those set forth in our Annual Report on Form 10-K for the year ended December 31, 2016, and our other SEC filings. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROTEOSTASIS THERAPEUTICS, INC.

BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$18,613	$13,844
Short-term investments	66,897	—
Accounts receivable	668	918
Prepaids and other current assets	4,059	180

Total current assets	90,237	14,942
Property and equipment, net	541	566
Deferred offering costs	—	2,744
Other assets	68	144
Restricted cash	294	294

Total assets	$91,140	$18,690

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,021	$3,330
Accrued expenses	4,328	2,248
Deferred revenue	2,204	4,076
Deferred rent	201	182

Total current liabilities	8,754	9,836
Deferred revenue, net of current portion	752	4,265
Deferred rent, net of current portion	87	287
Preferred stock warrant liability	—	110
Derivative liability	91	2

Total liabilities	9,684	14,500

Commitments and contingencies (Note 16)
Convertible preferred stock (Series A and B), $0.001 par value; 0 and 110,057,398 shares authorized as of December 31, 2016 and 2015, respectively; 0 and 104,854,769 shares issued and outstanding as of December 31, 2016 and 2015, respectively; aggregate liquidation preference of $0 and $149,392, respectively, as of December 31, 2016 and 2015	—	112,292

Total stockholders’ equity (deficit)	81,456	(108,102)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$91,140	$18,690

PROTEOSTASIS THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue	$4,060	$1,234	$8,384	$4,312

Operating expenses:
Research and development	10,461	5,787	33,959	22,524
General and administrative	3,198	1,769	11,880	6,322

Total operating expenses	13,659	7,556	45,839	28,846

Loss from operations	(9,599)	(6,322)	(37,455)	(24,534)
Interest income	190	—	246	—
Interest expense	—	—	—	(599)
Other income (expense), net	(8)	691	(23)	93

Net loss	(9,417)	(5,631)	(37,232)	(25,040)
Modification of Series A preferred stock	—	743	—	11,481
Modification of Series B preferred stock	—	(26)	—	(26)
Accruing dividends on Series A preferred stock	—	(3,026)	(1,378)	(9,724)

Net loss attributable to common stockholders	$(9,417)	$(7,940)	$(38,610)	$(23,309)

Net loss per share attributable to common stockholders—basic and diluted	$(0.38)	$(13.95)	$(2.06)	$(42.14)

Weighted average common shares outstanding—basic and diluted	24,975,010	569,026	18,759,369	553,162

CONTACTS:

Investors:

David Pitts

Argot Partners

212.600.1902

david@argotpartners.com

Media:

Eliza Schleifstein

Argot Partners

973.361.1546

eliza@argotpartners.com